EXHIBIT 3.12(a)

CERTIFICATE OF INCORPORATION

OF

CBRE LOAN SERVICES, INC.

FIRST: The name of the corporation is CBRE Loan Services, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located in the County of New Castle, Delaware, at 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”) as the same exists or may hereafter be amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Ten Thousand (10,000) shares of Common Stock, par value $1.00 per share (the “Common Stock”).

FIFTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

SIXTH:

A. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “Indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Corporation shall not be required to indemnify and hold harmless a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or the part thereof initiated by such person) was authorized by the Board of Directors.

B. The right to indemnification conferred by this Article SIXTH shall be presumed to have been relied upon by the Indemnitee and shall be enforceable as a contract right. The Corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by applicable law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article SIXTH or in any such contract.

C. Except for any Proceeding described in the last sentence of Section A of Article SIXTH, upon making a request for indemnification, the Indemnitee shall be presumed to be entitled to indemnification under this Article SIXTH and the Corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any reasonable expenses incurred by the Indemnitee in connection with any Proceeding (other than a Proceeding described in the last sentence of Section A of Article SIXTH) consistent with the provisions of applicable law.

D. Any repeal or modification of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection of any Indemnitee existing at the time of such repeal or modification.

SEVENTH: The Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, solely by the affirmative vote of at least a majority of the directors of the Corporation then in office.

EIGHTH: The Corporation is to have perpetual existence.

NINTH: The name and mailing address of the incorporator is Cindy Kee, 11150 Santa Monica Boulevard, Suite 1600, Los Angeles, CA 90025.

IN WITNESS WHEREOF, said CBRE Loan Services, Inc. has caused this Certificate to be signed by Cindy Kee, the sole incorporator, this 31st day of July, 2009.

CBRE Loan Services, Inc.

/s/ Cindy Kee
Cindy Kee

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